Exhibit 10.8

Name:	[●]
Number of Shares of Stock subject to Option:	[●]
Price Per Share of Stock:	$[●]
Grant Date:	[●]

DUNKIN’ BRANDS GROUP, INC.
2015 OMNIBUS LONG-TERM INCENTIVE PLAN
NON-STATUTORY STOCK OPTION AGREEMENT

This agreement (the “Agreement”) is made effective as of the [●]th day of [●], [●] (the “Grant Date”), between Dunkin’ Brands Group, Inc., a Delaware corporation (the “Company”), and [●] (the “Participant”), and evidences a stock option granted by the Company to the Participant pursuant to and subject to the terms of the Dunkin’ Brands Group, Inc. 2015 Omnibus Long-Term Incentive Plan (as amended from time to time, the “Plan”).

1.Grant of Stock Option. The Company grants to the Participant on the Grant Date an option (the “Stock Option”) to purchase, on the terms provided herein and in the Plan (including, without limitation, the exercise provisions in Section 6(b)(3) of the Plan), the number of shares of Stock of the Company set forth above with an exercise price per share of Stock as set forth above, in each case subject to adjustment pursuant to Section 7 of the Plan in respect of transactions occurring after the date hereof.
The Stock Option evidenced by this Agreement is a non-statutory option (that is, an option that is not to be treated as a stock option described in subsection (b) of Section 422 of the Code) and is granted to the Participant in connection with the Participant’s employment by the Company and its qualifying subsidiaries. For purposes of the immediately preceding sentence, “qualifying subsidiary” means a subsidiary of the Company as to which the Company has a “controlling interest” as described in Treas. Regs. §1.409A-1(b)(5)(iii)(E)(1).

2.    Meaning of Certain Terms. Except as otherwise defined herein, all capitalized terms used herein have the same meanings as in the Plan. The following terms have the following meanings:

(a)
“Beneficiary” means, in the event of the Participant’s death, the beneficiary named in the written designation (in form acceptable to the Administrator) most recently filed with the Administrator by the Participant prior to the Participant’s death and not subsequently revoked, or, if there is no such designated beneficiary, the executor or administrator of the Participant’s estate. An effective beneficiary designation will be treated as having been revoked only upon receipt by the Administrator, prior to the Participant’s death, of an instrument of revocation in form acceptable to the Administrator.

(b)	“Option Holder” means the Participant or, if as of the relevant time the Stock Option has passed to a Beneficiary, the Beneficiary.
3.    Vesting; Method of Exercise; Treatment of the Stock Option Upon Cessation of Employment.

(a)
Vesting. As used herein with respect to the Stock Option or any portion thereof, the term “vest” means to become exercisable and the term “vested” as applied to any outstanding Stock Option means that the Stock Option is then exercisable, subject in each case to the terms of the Plan. Unless earlier terminated, forfeited, relinquished or expired, and subject to subsection (b) below, the Stock Option shall become vested as to 25% of the total number of shares of Stock subject to the Stock Option on each of the first four anniversaries of the Grant Date, with the number of shares of Stock that vest on any such date being rounded down to the nearest whole share and the Award becoming fully vested on the fourth anniversary of the Grant Date. Notwithstanding the foregoing, shares of Stock subject to the Stock Option shall not vest on any vesting date unless the Participant has remained in continuous Employment from the Grant Date through such vesting date.

(b)
Change in Control. If (i) in connection with a Change in Control the Stock Option, to the extent outstanding immediately prior to such Change in Control, is assumed or continued, or a new award is substituted for the Stock Option by the acquiror or survivor (or an affiliate of the acquiror or survivor) in accordance with the provisions of Section 7 of the Plan, and (ii) at any time within the 18-month period following the Change in Control, the Participant’s Employment is terminated by the Company (or its successor) without Cause, the Stock Option (or the award substituted for the Stock Option), to the extent then outstanding but not then vested, will automatically vest in full at the time of such termination.

If in connection with a Change in Control the Stock Option is not assumed or continued, or a new award is not substituted for the Stock Option by the acquiror or survivor (or an affiliate of the acquiror or survivor) in accordance with the provisions of Section 7 of the Plan, the Stock Option, to the extent outstanding immediately prior to such Change in Control but not then vested, will automatically vest in full upon the occurrence of such Change in Control.

(c)
Exercise of the Stock Option. No portion of the Stock Option may be exercised until such portion vests. Each election to exercise any vested portion of the Stock Option will be subject to the terms and conditions of the Plan and shall be in writing, signed by the Option Holder (or in such other form as is acceptable to the Administrator). Each such written exercise election must be received by the Company at its principal office or by such other party as the Administrator may prescribe and be accompanied by payment in full as provided in the Plan. The exercise price may be paid (i) by cash or check acceptable to the Administrator, (ii) to the extent permitted by the Administrator, through a broker-assisted cashless exercise program acceptable to the Administrator, (iii) by such other means, if any, as may be acceptable to the Administrator, or (iv) by any combination of the foregoing permissible forms of payment. In the event that the Stock Option is exercised by a person other than the Participant, the Company will be under no obligation to deliver shares of Stock hereunder unless and until it is satisfied as to the authority of the Option Holder to exercise the Stock Option and compliance with applicable securities laws. The latest date on which the Stock Option or any portion thereof may be exercised will be the 7th anniversary of the Grant Date (the “Final Exercise Date”). If the Stock Option is not exercised by the Final Exercise Date the Stock Option or any remaining portion thereof will thereupon immediately terminate.

(d)
Treatment of the Stock Option Upon Cessation of Employment. If the Participant’s Employment ceases, the Stock Option, to the extent not already vested will be immediately forfeited, and any vested portion of the Stock Option that is then outstanding will be treated as follows:

(i)    Subject to clauses (ii) and (iii) below and Section 4 of this Agreement, the Stock Option, to the extent vested immediately prior to the cessation of the Participant’s Employment (after giving effect to any accelerated vesting as provided for herein), will remain exercisable until the earlier of (A) the date which is three months following the date of such cessation of Employment, or (B) the Final Exercise Date, and except to the extent previously exercised as permitted by this Section 3(d)(i) will thereupon immediately terminate.
(ii)    Subject to clause (iii) below and Section 4 of this Agreement, the Stock Option, to the extent vested immediately prior to the cessation of the Participant’s Employment due to death, will remain exercisable until the earlier of (A) the first anniversary of the Participant’s death or (B) the Final Exercise Date, and except to the extent previously exercised as permitted by this Section 3(d)(ii) will thereupon immediately terminate.
(iii)    If the Participant’s Employment is terminated by the Company and its subsidiaries in connection with an act or failure to act constituting Cause (as the Administrator, in its sole discretion, may determine), or such termination occurs in circumstances that in the determination of the Administrator would have entitled the Company and its subsidiaries to terminate the Participant’s Employment for Cause, the Stock Option (whether or not vested) will immediately terminate and be forfeited upon such termination.
4.    Forfeiture; Recovery of Compensation.

(a)
The Administrator may cancel, rescind, withhold or otherwise limit or restrict the Stock Option at any time if the Participant is not in compliance with all applicable provisions of this Agreement and the Plan.

(b)
The Stock Option is subject to Section 6(a)(5) of the Plan. The Stock Option (whether or not vested or exercisable) is subject to forfeiture, termination and rescission, and the Participant will be obligated to return to the Company the value received with respect to the Stock Option (including shares of Stock delivered under the Stock Option, and any gain realized on a subsequent sale or disposition of shares), (i) in accordance with any Company clawback or other policy relating to the recovery of incentive compensation, as such policy may be amended and in effect from time to time, or (ii) as otherwise required by law or applicable stock exchange listing standards, including, without limitation, Section 10D of the Securities Exchange Act of 1934, as amended. Nothing in the preceding sentence shall be construed as limiting the general application of Section 9 of this Agreement.

5.    Transfer of Stock Option. The Stock Option may not be transferred except as expressly permitted under Section 6(a)(3) of the Plan.
6.    Withholding. The exercise of the Stock Option will give rise to “wages” subject to withholding. The Participant expressly acknowledges and agrees that the Participant’s rights hereunder, including the right to be issued shares of Stock upon exercise, are subject to the Participant promptly paying to the Company in cash (or by such other means as may be acceptable to the Administrator in its discretion) all taxes required to be withheld. No shares of Stock will be transferred pursuant to the exercise of the Stock Option unless and until the person exercising the Stock Option has remitted to the Company an amount in cash sufficient to satisfy any federal, state, or local withholding tax requirements, or has made other arrangements satisfactory to the Company with respect to such taxes. The Participant authorizes the Company and its subsidiaries to withhold such amount from any amounts otherwise owed to the Participant, but nothing in this sentence shall be construed as relieving the Participant of any liability for satisfying his or her obligation under the preceding provisions of this Section.
7.    Effect on Employment. Neither the grant of the Stock Option, nor the issuance of shares of Stock upon exercise of the Stock Option, shall give the Participant any right to be retained in the employ or service of the Company or its Affiliates, affect the right of the Company or its Affiliates to discharge or discipline such Participant at any time, or affect any right of such Participant to terminate his or her Employment at any time.
8.    Stock Ownership Guidelines. The Stock Option and any shares of Stock delivered under the Stock Option are subject to the Company’s Stock Ownership Guidelines, as adopted on May 15, 2012, as such guidelines may be amended, revised or supplemented from time to time (the “Guidelines”). The Participant acknowledges and agrees to comply with the terms and conditions of the Guidelines, including the retention ratios set forth therein.

9.    Provisions of the Plan.  This Agreement is subject in its entirety to the provisions of the Plan, which are incorporated herein by reference.  A copy of the Plan as in effect on the Grant Date has been furnished to the Participant.  By accepting the Stock Option, the Participant agrees to be bound by the terms of the Plan and this Agreement.  Except as provided herein, in the event of any conflict between the terms of this Agreement and the Plan, the terms of the Plan shall control.
10.    Governing Law. This Agreement and all claims or disputes arising out of or based upon this Agreement or relating to the subject matter hereof will be governed by and construed in accordance with the domestic substantive laws of the State of Delaware without giving effect to any choice or conflict of laws provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction.
11.    General. For purposes of the Award and any determinations to be made by the Administrator hereunder, the determinations by the Administrator shall be binding upon the Participant and any other person claiming rights to the Award.
The Participant acknowledges and agrees that (i) the signature to this Agreement on behalf of the Company is an electronic signature that will be treated as an original signature for all purposes hereunder and (ii) such electronic signature will be binding against the Company and will create a legally binding agreement when this Agreement is countersigned by the Participant.

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Executed as of the ___ day of [●], [●].

Company:	DUNKIN’ BRANDS GROUP, INC.

By:
Name:
Title:

Participant:	__________________________________
Name:

Address: